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Ford F-Series Posts Best April Since 2006, Explorer Has Best April Sales Since 2005

•	America’s best-selling truck for 37 years, Ford F-Series has its best April U.S. sales since 2006

•	Ford Explorer, America’s best-selling midsize utility, posts its best April sales results since 2005

•	Ford Motor Company U.S. sales of 211,126 vehicles for April decline 1 percent compared with last year; retail sales total 141,950 vehicles, off 1 percent

DEARBORN, Mich., May 1, 2014 – Ford Motor Company total U.S. sales of 211,126 vehicles last month declined 1 percent from a year ago. Retail sales of 141,950 vehicles are off 1 percent compared with a year ago. Commercial and government fleet sales were up 16 and 21 percent, respectively, while daily rental sales declined 24 percent.

“F-Series and Explorer showed considerable strength in April, posting their best results in almost a decade,” said John Felice, Ford vice president, U.S. marketing, sales and service. “We also saw another breakout month for Fusion, with continued strength in the Western region. Overall, industry sales continued the rebound from January and February and are on a path of steady growth.”

F-Series sales totaled 63,387 vehicles last month, making for the truck’s best April since 2006. EcoBoost® continues to play a big role in F-150 sales, comprising 42 percent of the truck’s overall retail engine mix. Combined, Ford’s V6 engines – EcoBoost and the 3.7-liter – represented 55 percent of F-150 sales in April.

Explorer had its best April sales performance since 2005 with 16,629 vehicles sold, an increase of 17 percent, as America’s best-selling midsize utility.

Lincoln sales were off 11 percent, with 6,803 vehicles sold in April – against a strong year-ago comparison. Lincoln sales are up 21 percent for the year to date through April, with the new MKC coming this summer.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.